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     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


     Evergreen Core Equity Fund


                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV



     Class A      2,556             0.06             45,696            57.91


     Class B      0                 0.00             100,213           57.88


     Class C      0                 0.00             39,502            57.88


     Class I      1,829,090         0.09             20,632,105        57.91


     Class IS     104,125           0.06             1,856,349         53.62